Exhibit 99.1

Subject Line: Aligning Resources to Focus Our Business in FY24

Hi Workmates-

Earlier this month, we aligned as a company around a refreshed vision, strategy, and core set of values that we firmly believe will pave the way for our next phase of growth. While our confidence in the fundamentals of our business and future growth prospects remains strong, we continue to operate in a global economic environment that is challenging for companies of all sizes.

As we navigate this uncertain environment, it’s important we help ensure Workday is set up for continued growth for many years to come. This includes continuing to invest in the strategic areas of our business so we can capitalize on the opportunity in front of us; aligning our resources against business priorities; optimizing in certain areas so we can operate more efficiently; and prioritizing to meet customer and market demands.

As a result, we have decided to restructure and realign some teams across Workday, leading to the difficult decision to eliminate roles impacting approximately 3% of our global workforce, with the majority happening in our Product & Technology organization. We will be meeting with impacted employees, and all notifications are expected to be completed by the end of day, January 31, Pacific Time.

Please know we are supporting our Workmates who will be moving on from the company. In the U.S., we will provide affected employees with three months of pay, an additional two weeks of pay for each year of service, any stock vesting through April of this year, eligibility for FY23 bonus, career services, immigration support for those who need it, and the option to continue medical benefits for six months. Employees outside the U.S. will receive similar packages to what we provide U.S. employees, based on local standards.

It is always difficult to say goodbye to Workmates we have worked with side-by-side. As we’ve said from day one, we will always lean on our values to guide our decisions. While it may be difficult to see the connection between our values and today’s news, it’s important that we structure Workday in a way that helps us continue to grow and sustain our business.

We realize that this news raises many questions, including what will happen in the future. These moves are not the result of over-hiring and in fact, we plan to increase the size of our global workforce in FY24. Based on what we know today, we have no plans to take similar actions of this size in the foreseeable future. Tomorrow morning Pacific Time, we will share more about today's news and what this means for Workday and the road ahead.

Seeing colleagues leave Workday under these circumstances is not easy. Please continue to support one another during these challenging times. To those Workmates we are saying goodbye to, we thank you for your many contributions that have helped shape Workday into the company it is today.

Aneel and Carl